UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 1, 2014

Century Aluminum Company
(Exact name of registrant as specified in its charter)

Delaware	1-34474	13-3070826
(State or other jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One S. Wacker Drive Suite 1000 Chicago, Illinois (Address of Principal Executive Offices)	60606 (Zip Code)
(312) 696-3101
(Registrant's telephone number, including area code)
N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01. Completion of Acquisition or Disposition of Assets.
On December 1, 2014, Century Aluminum Company (the “Company”), through its wholly-owned subsidiary Berkeley Aluminum, Inc. (“Berkeley”), completed its acquisition of Alcoa Inc.’s (“Alcoa”) 50.3% stake in the Mt. Holly aluminum smelter in accordance with the stock purchase agreement, dated as of October 23, 2014 (the “Stock Purchase Agreement”), by and between Berkeley and Alumax, Inc., a wholly owned subsidiary of Alcoa. At closing, Berkeley made a closing payment of approximately $53.8 million. The transaction remains subject to post-closing adjustments for (i) working capital, (ii) pension funding, (iii) changes in the Midwest Transaction Price between July 2, 2014 and December 31, 2015 and (iv) a true-up process intended to place the parties in approximately the same economic position as they would have been in had the transaction closed on September 30, 2014. The Company funded the acquisition with available cash on hand.
The above description does not purport to be complete and is qualified in its entirety by reference to the Stock Purchase Agreement, which is incorporated by reference as Exhibit 2.1 to this Current Report on Form 8-K.
Item 8.01. Other Events.

On December 1, 2014, the Company issued a press release announcing the closing of the acquisition described above. A copy of the press release is filed as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.
Item 9.01. Financial Statements and Exhibits.
(d) Exhibits

Exhibit Number	Description
2.1	Stock Purchase Agreement, dated October 23, 2014, by and between Berkeley Aluminum, Inc. and Alumax Inc. (incorporated by reference to Exhibit 2.1 to the Company’s Form 8-K filed on October 24, 2014).
99.1	Press Release dated December 1, 2014.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

CENTURY ALUMINUM COMPANY
Date:	December 1, 2014	By:	/s/ Jesse E. Gary
			Name: Title:	Jesse E. Gary Executive Vice President, General Counsel and Secretary

EXHIBIT INDEX

Exhibit Number	Description
2.1	Stock Purchase Agreement, dated October 23, 2014, by and between Berkeley Aluminum, Inc. and Alumax Inc. (incorporated by reference to Exhibit 2.1 to the Company’s Form 8-K filed on October 24, 2014).
99.1	Press Release dated December 1, 2014.